UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Beginning on April 16, 2020, NCR Corporation (the “Company”) sent the following email to representatives of certain of the Company’s stockholders:

[Stockholder],

NCR is following up on our previous request to discuss the equity plan proposal we are submitting for shareholder approval this year and to answer any other questions you may have related to our proxy ahead of our Annual Meeting on April 21st. The equity plan proposal is very important to the Board as it allows NCR to continue granting employees long-term equity incentives that are critical to the success of our business.

Specifically, as mentioned in the NCR proxy, the Board recommends approval of the equity plan amendment for the following reasons:

•

Approval will allow NCR to continue granting long-term equity incentives to employees critical to the success of our strategic business transformation, acceleration of future profitable growth and achievement of stronger returns

•	Use of equity directly aligns stockholder and employee interests and promotes an ownership mentality/culture our new management team is pushing to inspire

•	Access to equity is essential for NCR to compete for top talent in the highly competitive software/services industry and to fuel our business transition

•

Approval will allow for continued settlement of NCR equity awards in common stock, rather than settling such awards in cash, which could adversely impact NCR’s cash flow from operations, financial position and results of operations

Please let us know if you are available for a call during April 17th through April 20th. Participants from NCR would include Michael Nelson, Vice President of Investor Relations, Michael Hudanick, Vice President of Total Rewards, and a member of NCR’s Compensation and Human Resource Committee of the Board of Directors.

We recognize these are challenging times for everyone, and want to thank you in advance for taking the time to continue our dialogue this spring.

Best regards,

[NCR representative]